Exhibit 99.1

9503 East 33rd Street
Indianapolis, IN 46235-4207
(800) CELADON
(317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Jeryl Desjarlais	April 26, 2011
Communications Manager	4:01 pm ET
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and nine months ended March 31, 2011, the third fiscal quarter of the Company’s fiscal year ending June 30, 2011.

Revenue for the quarter increased 4.8% to $135.6 million in the 2011 quarter from $129.4 million in the 2010 quarter.  Freight revenue, which excludes fuel surcharges, decreased 0.7% to $109.1 million in the 2011 quarter from $109.9 million in the 2010 quarter. Net income increased to $2.0 million in the 2011 quarter from $0.4 million for the same quarter last year. Earnings per diluted share increased to $0.09 in the 2011 quarter from $.02 for the same quarter last year.

For the nine months ended March 31, 2011 revenue increased 6.4% to $409.0 million in 2011 from $384.5 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 3.2% to $340.1 million in 2011 from $329.7 million for the same period last year. Net income increased to $9.3 million in 2011 from $2.0 million for the same period last year. Earnings per diluted share increased to $0.41 in 2011 from $0.09 for the same period last year.

Steve Russell, Chairman and CEO, commented "Despite extremely challenging winter weather in the quarter, and rising fuel prices, we are pleased with our results and the achievements of our staff in the March 2011 quarter.  We earned nine cents per share, up from two cents in the March 2010 quarter.  An eleven cent one-time gain related to a TruckersB2B transaction offset a ten cent adverse impact primarily related to two incidents.  An accident related to severe weather, and a highly unusual worker's compensation claim accounted for this impact.   On the positive side, our average rate per loaded mile increased by 6.5% compared to the March 2010 quarter, which more than offset lower volumes largely related to weather-related issues, and a significant increase in fuel expense.  The lag in fuel surcharge had a negative impact due to the rapidly increasing costs during the quarter.  Diesel fuel prices, as measured by the U.S. Department of Energy, increased from $3.33 to $3.98 during the quarter.  For the March 2011 quarter, the D.O.E. average price increased to $3.68 from $2.88 in the March 2010 quarter.

"Overall, the truckload industry is experiencing a significant capacity shortage, which became more evident as the weather improved during the quarter, and has continued into the current quarter.  Fleets that have experienced poor financial performance during the recent past are unable to refresh their fleets, resulting in a major increase in fleet aging.   With our young fleet, we are able to attract drivers and provide excellent service to our customers."

Conference Call Information

An investor conference call is scheduled for Wednesday, April 27, at 11:00 a.m. EST. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-788-0547 (international calls 857-350-1685) code number 90088737 a few minutes prior to the start time. A replay will be available through May 4 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 46196275.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2011	2010	2011	2010

REVENUE:
Revenue, before fuel surcharge	$109,101	$109,913	$340,124	$329,689
Fuel surcharge revenue	26,476	19,522	68,873	54,817
Total revenue	135,577	129,435	408,997	384,506

OPERATING EXPENSES:
Salaries, wages, and employee benefits	36,585	38,348	112,286	116,940
Fuel	35,651	31,682	98,854	91,812
Purchased transportation	25,383	20,572	76,684	58,803
Revenue equipment rentals	5,501	9,142	19,778	27,169
Operations and maintenance	10,395	9,327	30,538	27,018
Insurance and claims	7,254	3,928	14,847	11,280
Depreciation and amortization	8,376	7,602	22,672	23,025
Cost of products and services sold	789	1,352	3,537	4,553
Communications and utilities	1,082	1,256	3,251	3,701
Operating taxes and licenses	2,546	2,523	7,371	7,282
General and other operating	1,616	1,557	5,063	5,215
Total operating expenses	135,178	127,289	394,881	376,798

Operating income	399	2,146	14,116	7,708

Interest expense	393	666	1,420	1,888
Interest income	(17)	(18)	(47)	(55)
Income from sale of majority interest in subsidiary	(4,142)	---	(4,142)	---
Other (income) expense, net	(119)	(21)	(266)	82
Income before income taxes	4,284	1,519	17,151	5,793
Income tax expense	2,317	1,153	7,904	3,841
Net income	$1,967	$366	$9,247	$1,952

Income per common share:
Diluted	$0.09	$0.02	$0.41	$0.09
Basic	$0.09	$0.02	$0.42	$0.09

Diluted weighted average shares outstanding	22,699	22,503	22,608	22,303
Basic weighted average shares outstanding	22,124	21,916	22,077	21,877

Key Operating Statistics

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
Average revenue per loaded mile (*)	$1.489	$1.398	$1.479	$1.397
Average revenue per total mile (*)	$1.324	$1.257	$1.321	$1.258
Average revenue per tractor per week (*)	$2,796	$2,796	$2,852	$2,785
Average miles per seated tractor per week(**)	2,105	2,227	2,154	2,219
Average seated line-haul tractors (**)	2,653	2,694	2,676	2,716

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2011 and June 30, 2010
(Dollars in thousands except par value amounts)

	(unaudited)
	March 31,	June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$19,082	$18,844
Trade receivables, net of allowance for doubtful accounts of $1,038 and $1,307 at March 31, 2011 and June 30, 2010, respectively	61,074	63,468
Prepaid expenses and other current assets	17,306	12,310
Tires in service	5,965	5,010
Deferred income taxes	3,632	3,593
Total current assets	107,059	103,225
Property and equipment	225,470	226,169
Less accumulated depreciation and amortization	82,635	74,852
Net property and equipment	142,835	151,317
Tires in service	2,412	1,843
Goodwill	16,702	19,137
Investment in joint venture	2,689	---
Other assets	1,719	1,578
Total assets	$273,416	$277,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,583	$7,733
Accrued salaries and benefits	12,149	11,472
Accrued insurance and claims	14,328	10,967
Accrued fuel expense	11,055	11,263
Other accrued expenses	14,998	12,209
Current maturities of long-term debt	112	336
Current maturities of capital lease obligations	10,976	15,350
Income taxes payable	578	2,950
Total current liabilities	70,779	72,280
Long-term debt, net of current maturities	---	44
Capital lease obligations, net of current maturities	1,839	19,861
Deferred income taxes	33,170	32,742
Total liabilities	105,788	124,927
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued 23,887 and 23,872 shares at March 31, 2011 and June 30, 2010, respectively	788	788
Treasury stock at cost; 1,371 and 1,605 shares at March 31, 2011 and June 30, 2010, respectively	(9,454)	(11,064)
Additional paid-in capital	99,248	98,640
Retained earnings	76,881	67,635
Accumulated other comprehensive income (loss)	165	(3,826)
Total stockholders' equity	167,628	152,173
Total liabilities and stockholders' equity	$273,416	$277,100